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Exhibit 99.2

FIRST AMENDMENT TO
FLOOR & DECOR HOLDINGS, INC.
EMPLOYEE STOCK PURCHASE PLAN

        WHEREAS, Floor & Decor Holdings, Inc. (the "Company") maintains the Floor & Decor Holdings, Inc. Employee Stock Purchase Plan (as amended, the "Plan");

        WHEREAS, pursuant to Section 20 of the Plan, the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company may at any time amend the Plan; and

        WHEREAS, the Committee desires to amend the Plan as set forth herein.

        NOW, THEREFORE, pursuant to Section 20 of the Plan, effective as of May 18, 2018, Section 2(g) is deleted in its entirety and replaced with the following:

  "(g) "Continuous Service" shall mean the period of time, uninterrupted by a termination of employment, and immediately preceding an Offering Date, that an Employee has been employed by the Company and/or a Designated Subsidiary. Such period of time shall include any period of leave of less than ninety (90) days. For the purposes of the Plan, unless otherwise determined by the Committee, any period of leave ninety (90) days or longer shall be deemed to cause a termination of employment effective as of the ninety-first (91st) day of such leave."

        FURTHER, pursuant to Section 20 of the Plan, effective as of May 18, 2018, Section 8(b) is deleted in its entirety and replaced with the following:

  "(b) Subject to the provisions of Section 8(c) below, once enrolled in the Plan, a Participant may increase or decrease an existing payroll deduction authorization twice during a calendar year. Changes in payroll deduction authorizations during a Subscription Period shall become effective after a notice of change is received by the person or office designated by the Committee to receive and accept such changes but in no case will such change take effect until the Purchase Period following receipt of such notice. A Participant may cancel an existing payroll deduction authorization at any time pursuant to Section 14(a) hereof and thereby terminate participation in the Plan with respect to a Purchase Period."

        FURTHER, pursuant to Section 20 of the Plan, effective as of May 18, 2018, Section 9(a) is deleted in its entirety and replaced with the following:

  "(a) A Participant's election to purchase Shares shall be exercised automatically on each Exercise Date following a Participant's election, and the maximum number of whole Shares subject to such Option shall be purchased for such Participant at the applicable Option price with the accumulated payroll deductions in such Participant's account. Any portion of Participant's accumulated payroll deductions in such Participant's account that was not used to purchase a whole number Shares, shall be accumulated in such Participant's account and, unless earlier refunded to Participant, applied on the following Exercise Date. If all or any portion of the Shares cannot reasonably be purchased on the Exercise Date in the sole discretion of the Committee because of unavailability or any other reason, such purchase shall be made as soon thereafter as feasible. Shares shall be credited to the Participant's account as soon as administratively feasible after the Exercise Date."

        FURTHER, pursuant to Section 20 of the Plan, effective as of May 18, 2018, the last sentence of the second paragraph of Section 10 is deleted in its entirety;

        FURTHER, pursuant to Section 20 of the Plan, effective as of May 18, 2018, Section 15 is deleted in its entirety; and

        FURTHER, pursuant to Section 20 of the Plan, effective as of May 18, 2018, Section 17 is deleted in its entirety and replaced with the following:

        "Termination of Continuous Service; Other Involuntary Withdrawal. Unless otherwise determined by the Committee, if (a) a Participant's Continuous Service terminates for any reason or (b) a Participant ceases to be an Eligible Employee within fifteen (15) days prior to the next succeeding Exercise Date, the entire payroll deduction amount of such Employee on the effective date of such occurrence shall be used to purchase Shares hereunder as of the next succeeding Exercise Date. Notwithstanding the foregoing, if (i) the date of such occurrence is more than fifteen (15) days prior to the next succeeding Exercise Date or (ii) a Designated Subsidiary that employs a Participant is no longer part of the Plan, the entire payroll deduction amount of such Participant on the effective date of any such occurrence shall be refunded to such Participant."

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the Committee has approved the amendment to the Plan as set forth herein, the Committee has authorized the undersigned officer of the Company to execute this amendment, and the undersigned has caused this amendment to be executed this 18th day of May, 2018.

FLOOR & DECOR HOLDINGS, INC.
By:	/s/ DAVID V. CHRISTOPHERSON David V. Christopherson Executive Vice President & General Counsel Floor & Decor Holdings, Inc.

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  Exhibit 99.2
FIRST AMENDMENT TO FLOOR & DECOR HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN